Exhibit 99.1

THE LGL GROUP, INC. RESPONDS TO LETTER
FROM FULL VALUE ADVISORS

Orlando, FL, June 23, 2008 -- The LGL Group, Inc. (AMEX: LGL) (the “Company” or “The LGL Group”) issued the following statement regarding a June 10, 2008 letter from FULL VALUE ADVISORS to the Company’s Board of Directors stating its belief that management should pursue a sale of the Company in order to maximize stockholder value:

The LGL Group is always interested in the views of its stockholders.  The Board of Directors is mindful of its responsibilities and takes seriously its fiduciary duties to maximize stockholder value, as evidenced by the Company’s recent actions.  On March 21, 2007, the Company issued a press release and filed a Current Report on Form 8-K advising stockholders that it had been approached by an investment group interested in purchasing its subsidiary, Lynch Systems, Inc.  At the same time, the Company announced that it had retained Caymus Partners LLC, a middle-market investment bank, to investigate the offer and other value-enhancing opportunities.  The engagement of Caymus Partners ended with the sale of the assets of Lynch Systems, Inc.  Management concluded that a sale of the Company’s principal operating subsidiary, Mtron/PTI, would not be in the best interests of stockholders at that time.

The Company continues to explore various strategic alternatives to maximize stockholder value.  The Board of Directors believes that the Company is undervalued and that there are not any buyers for the Company that would offer appropriate value to the Company’s stockholders given the Company’s depressed stock price at this time.  Accordingly, while we continue to explore various opportunities for the creation of value, which include organic operational improvements, business combinations and sale, we  believe that the active pursuit of the sale of the Company of this time would not result in maximizing value for the Company’s stockholders.

The Board notes that a principal competitor of the Company, Valpey-Fisher, recently terminated the engagement of a financial advisor originally retained to consider possible strategic alternatives for increasing value to shareholders of Valpey-Fisher, without entering into any sale or other extraordinary transaction.

The LGL Group, Inc. is a holding company with subsidiaries engaged in manufacturing custom-designed highly engineered electronic components.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the “safe harbor” provisions under Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. The Company uses forward-looking statements in its description of its plans and objectives for future operations and assumptions underlying these plans and objectives, as well as in its expectations, assumptions, estimates and projections about the Company’s business and industry. These forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors as more fully described in this report.

Forward-looking terminology includes the words “may”, “expects”, “believes”, “anticipates”, “intends”, “projects” or similar terms, variations of such terms or the negative of such terms. These forward-looking statements are based upon the Company’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in such forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this report to reflect any change in its expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.

Contact:

The LGL Group, Inc.
Robert Zylstra
Chief Executive Officer
(407) 298-2000